EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DISH Network Corporation:

We consent to the incorporation by reference in the following registration statements of DISH Network Corporation of our report dated February 18, 2016, with respect to the consolidated balance sheets of DISH Network Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10‑K of DISH Network Corporation.

Registration
Form	statement no.	Description
S-8	333-159461	2009 Stock Incentive Plan
S-8	333-146962	2004 Sling Media, Inc. Stock Plan
S-8	333-136603	Amended and Restated 1997 Employee Stock Purchase Plan;
Amended and Restated 2001 Nonemployee Director Stock Option Plan
S-8	333-106423	1999 Stock Incentive Plan
S-8	333-66490	2001 Nonemployee Director Stock Option Plan
S-8	333-36791	1997 Employee Stock Purchase Plan
S-8	333-05575	1995 Nonemployee Director Stock Option Plan
S-8	033-80527	1995 Stock Incentive Plan

/s/ KPMG LLP

Denver, Colorado
February 18, 2016